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        Attorneys at Law

3000 Two Logan Square
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Philadelphia, PA  19103-2799
215.981.4000
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                                                     April 27, 2005


Forward Funds
433 California Street, 11th Floor
San Francisco, CA  94104

      Re:   Registration Statement on Form N-1A

Ladies and Gentlemen:

      We have acted as counsel to the Forward Funds (f/k/a Emerald Mutual Funds) (the "Trust"), a statutory trust formed and existing under the Delaware Statutory Trust Act (the "DSTA") and registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end, series management investment company.

      The Board of Trustees of the Trust has deemed it advisable for the Trust to acquire all of the assets and assume all of the liabilities of each of the three series portfolios (each, a "Predecessor Portfolio") of The HomeState Group, a Pennsylvania common law trust (the "Predecessor Trust"), pursuant to an Agreement and Plan of Reorganization (the "Plan") and Resolution of Name Change (the "Resolution") (collectively, the transactions to be presented thereby are referred to as the "Reorganization") for the purpose of changing the form of organization and state of formation of the Predecessor Trust.

      Upon consummation of the Reorganization, the Trust will be the successor issuer to the Predecessor Trust. Pursuant to Rule 414 under the Securities Act of 1933 (the "1933 Act"), the Trust is adopting the Registration Statement of the Predecessor Trust as its own for all purposes of the 1933 Act, the Securities Exchange Act of 1934, and the 1940 Act, and has filed Post-Effective Amendment No. 26 under the 1933 Act and the 1940 Act and is filing Post-Effective Amendment No. 28 under the 1933 Act and 1940 Act to the Predecessor Trust's currently effective Registration Statement on Form N-1A (collectively, the "Registration Statement") with respect to the three currently active series portfolios of the Predecessor Trust (each, a "New Portfolio"). The Registration Statement registers an indefinite number of shares of beneficial interest (the "Shares"), no par value per share, of Class A Shares and Class C Shares of the Trust, representing interests in each of the three New Portfolios.

      In connection with giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Trust's Certificate of Trust, Agreement and Declaration of Trust dated January 24, 2005 and Amended and Restated Agreement and Declaration of Trust dated as of May 1, 2005 that will become effective as of the consummation of the Reorganization, the Trust's By-Laws, the Agreement and Plan of Reorganization, the Resolution, certain other resolutions of the Board of Trustees relating to the Reorganization and the designation, offer, sale and issuance of the Shares, and such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth in this letter. We have also examined the prospectus for the New Portfolios, which is included in the Registration Statement, substantially in the form in which it is to become effective (the "Prospectus").
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[LOGO] Pepper Hamilton LLP
        Attorneys at Law


      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinion expressed in this letter that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust. In addition, we have assumed that (i) the Trust will remain a validly subsisting statutory trust under the DSTA, registered as an open-end, series management company under the 1940 Act,
(ii) the registration under the 1933 Act of the offer and sale of an indefinite number of the Shares will become and remain effective, (iii) the Trust will offer, sell and issue the Shares in compliance with Section 5(b) of the 1933 Act and the provisions of 1940 Act and as described in the Registration Statement, and (iv) the Trust will timely file a notice pursuant to Rule 24f-2 under the 1940 Act and pay in full the fee due in connection therewith with respect to the Shares sold in each fiscal year hereafter.

      Based upon and subject to the foregoing examination, information, assumptions and qualifications, and the approval of the Reorganization by the shareholders of the Predecessor Trust, we are of the opinion that the Shares of each New Portfolio when sold and issued, including to the shareholders of the corresponding Predecessor Portfolio in the Reorganization upon receipt of the consideration set forth in the Agreement and Plan of Reorganization, will be legally issued, fully paid, and nonassessable.

      The law covered by this opinion letter is limited to the laws of the State of Delaware and the federal laws of the United States of America. We have rendered the opinion set forth in this letter with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation that may hereafter occur, whether such changes are retroactively or prospectively applied, or to update this opinion letter in any fashion to reflect any facts or circumstances that hereafter come to our attention.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm in the prospectus filed as part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act and the rules and regulations of the Commission thereunder.

      As counsel to the Trust, we have furnished this opinion letter to you in connection with the filing of the Registration Statement. Except as provided in the immediately preceding paragraph, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.


                                        Very truly yours,


                                        /s/ Pepper Hamilton LLP
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                                        Pepper Hamilton LLP